Exhibit 10.1

PROPOSED AMENDMENT NO. 1
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of October 19, 2026, to the Trust Agreement (as defined below) is made by and between STARRY SEA ACQUISITION CORP (the “Company”) and Odyssey Transfer and Trust Company, as trustee (the “Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of August 7, 2025 (the “Trust Agreement”):

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an extraordinary general meeting of the Company held on October 19, 2026 (the “Extension Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend and restate the Company’s second amended and restated memorandum and articles of association, dated as of August 7, 2025, to extend the date by which the Company must consummate a business combination (the “Combination Period”) up to an additional twelve (12) times from November 7, 2026 (the “Termination Date”) to November 7, 2027 (the “Extended Date”), each by an additional one (1) month (each, an “Extension”), by adopting the Third Amended and Restated Memorandum and Articles of Association in their entirety in substitution for, and to the exclusion of the Company’s Second Amended and Restated Memorandum and Articles of Association; and (ii) a proposal to amend the Trust Agreement to permit the Company to extend the Combination Period up to an additional twelve (12) times from the Termination Date to the Extended Date, each by an additional one (1) month, by depositing into the Trust Account, for each such Extension, an amount equal to the lesser of (A) $60,000 for all remaining Public Shares or (B) $0.033 for each remaining Public Share after giving effect to the Public Shares redeemed in connection with the Extension Extraordinary General Meeting; provided that, with respect to any such Extension, if the Sponsor and/or its designees fails to deposit the required additional funds into the Trust Account in accordance with the terms of the Trust Agreement and such failure remains uncured for thirty (30) days after the date on which such deposit was required to be made, such failure shall trigger an automatic redemption of the public shares; and

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on funds held in the Trust Account (net of taxes payable, and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses, it being understood that the Trustee has no obligation to monitor or question the Company’s position that an allocation has been made for taxes payable), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (A) the 15 month anniversary of the closing of the Offering; (B) in the event that the Company has extended the time to complete the Business Combination up to 27 months from the closing of the Offering, but has not completed the Business Combination within the applicable time period of such Extension; or (C) any such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as it may be amended or restated from time to time; or (z) upon the end of a thirty (30)-day cure period after the date any additional amount of funds was required to be deposited in the Trust Account for an Extension pursuant to this Agreement but was not deposited; if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on funds held in the Trust Account (net of taxes payable, and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date;”

2.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

3.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

4.	This Amendment is intended to be in full compliance with the requirements for an amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

5.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

Odyssey Transfer and Trust Company, as Trustee

By:	/s/ Rebecca Paulson
	Name:	Rebecca Paulson
	Title:	President

STARRY SEA ACQUISITION CORP

By:	/s/ Yan Liang
	Name:	Yan Liang
	Title:	Chief Executive Officer

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